Exhibit 11.1

Consent of Independent Auditors

The consolidated financial statements of Dakota Real Estate Investment Trust as of December 31, 2017 and 2016 and for the years then ended, included in Legal Matters and Audit section of the Offering Circular included within an Offering Statement filed with the Securities and Exchange Commission pursuant to Regulation A, have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the such Offering Circular of our report, dated March 20, 2018, on our audit of the consolidated financial statements of Dakota Real Estate Investment Trust.

We further consent to the provision of such report to the Securities Administrators of the states of Arizona, Maryland, Minnesota, Nebraska, North Dakota and South Dakota in connection with the applications by Dakota Real Estate Investment Trust or Dakota UPREIT Limited Partnership for the registration of the shares offered under such Offering Circular and for registration of Dakota Real Estate Investment Trust or Dakota UPREIT Limited Partnership to as an “issuer-dealer.”

/s/ Eide Bailly LLP

Fargo, North Dakota

September 4, 2018